Exhibit 3.01.31

COMMISSIONERS MIKE GLEASON - Chairman WILLIAM A. MUNDELL JEFF HATCH-MILLER KRISTIN K. MAYES GARY PIERCE	ARIZONA CORPORATION COMMISSION	BRIAN C. MCNEIL Executive Director LINDA FISHER Director, Corporations Division

December 19, 2007

KELLY QUICK

2338 W ROYAL PALM RD STE J

PHOENIX, AZ 85021

RE: WEST DIRECT II, INC.

File Number: 10360523

We are pleased to notify you that your document has been approved.

You must publish the Articles in their entirety. The publication must be in a newspaper of general circulation in the county of the known place of business in Arizona as filed with the Commission, for three (3) consecutive publications. For your convenience we have attached a list of acceptable newspapers in each county is also posted on the Commission web site.

Please make sure the newspaper publishes the document using the exact name filed with the Commission. Publication must be completed WITHIN SIXTY (60) DAYS and an affidavit from the newspaper, evidencing such publication, must be delivered to the Commission for filing WITHIN NINETY (90) DAYS from December 19, 2007, which is the date the document was processed and approved for filing by the Commission.

Periodically check Commission records regarding your corporation at www.azcc.gov/corp. If you have questions or need further information, please contact us at (602) 542-3026 in Phoenix, (520) 628-6560 in Tucson, or Toll Free (Arizona residents only) at 1-800-345-5819.

Sincerely,

Mary Baines

Examiner, Corporations Division

CF:11

REV. 04/2007

1300 WEST WASHINGTON, PHOENIX, ARIZONA 85007-2929 / 400 WEST CONGRESS STREET, SUITE #221, TUCSON, ARIZONA 85701-1347

www.azcc.gov - 602-542-3026

ARTICLES OF AMENDMENT

Pursuant to A.R.S. §10-1005 and §10-1006

1.	The name of the corporation is:

INPULSE RESPONSE GROUP, INC.

2.	Attached hereto as Exhibit A is the text of each amendment adopted.

3.	☒	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.	☐	The amendment does provide for an exchange, reclassification or cancellation of issued shares. (Please check either “A” or “B” below.)

	A.	☐	Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

	B.	☐	Exhibit A does not contain provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein. Such actions will be implemented as follows:

5.	The amendment was adopted the 14TH day of DECEMBER, 2007.

6.	☒	The amendment was adopted by the (choose one):

	A.	☐	Incorporators (without shareholder action and either shareholder action was not required or no shares have been issued).

	B.	☐	Board of Directors (without shareholder action and either shareholder action was not required or no shares have been issued).

	C.	☒	Shareholders
There is (are) ONE voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

Arizona Corporation Commission Corporation Division

EXHIBIT A

Article 1 of the Articles of Incorporation is hereby amended and restated to read as follows:

“1.	Name. The name of the Corporation is West Direct II, Inc.”

Arizona Corporation Commission Corporations Division

The voting group consisting of 1,305,000 outstanding shares of COMMON [class or series] stock is entitled to 1,305,000 votes. There were 1,305,000 votes present at the meeting. The voting group cast 1,305,000 votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS §10-120F requires that changes to corporation(s) be executed by The Chairman of the Board of Director or by an officer of the corporation.

Dated this 14TH day of DECEMBER, 2007

Signature:	/s/ DAVID C. MUSSMAN

Title:	SECRETARY

Printed Name:	DAVID C. MUSSMAN

Arizona Corporation Commission Corporations Division

STATE OF ARIZONA

Office of the CORPORATION COMMISSION

TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

I, BRIAN C. MCNEIL, EXECUTIVE DIRECTOR OF THE ARIZONA CORPORATION COMMISSION, DO HEREBY CERTIFY THAT THE RECORDS IN THIS OFFICE SHOW:

** INPULSE RESPONSE GROUP, INC. **

WAS INCORPORATED ON THE 27TH DAY OF JUNE, 2002 .

I FURTHER CERTIFY THAT THE ABOVE NAMED CORPORATION CHANGED ITS NAME TO:

** WEST DIRECT II, INC. ** ON THE 17TH DAY OF DECEMBER, 2007, AS PROVIDED BY LAW.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the official seal of the Arizona Corporation Commission. Done at Phoenix,

Capital, this 28 Day of December, 2007 A.D.

Executive Director

By:

ARTICLES OF INCORPORATION

OF

AMC HOLDINGS, INC.

The undersigned for the purpose of forming a corporation under and by virtue of the laws of the State of Arizona, does hereby adopt the following Articles of Incorporation:

1 Name. The name of the corporation is AMC Holdings, Inc.

2. Purpose. The purpose for which this corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona as they may be amended from time to time.

3 Initial Business. The corporation initially intends to conduct the business of holding membership interests in AfterMarket Company, LLC, and to perform any and all things necessary and pertinent to said business.

4 Authorized Capital. The corporation shall have authority to issue a total of 10,000 shares of common stock.

5. Board of Directors. The initial Board of Directors shall consist of one (1) director. The name and address of the person who is to serve as director until his successor is elected and qualify are:

Steve Pittendrigh

4141 East Raymond, Suite 1

Phoenix, Arizona 85040

6. Statutory Agent. The name and address of the initial statutory agent are Andrew Service Corporation of Arizona, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004.

7. Known Place of Business. The known place of business of the corporation shall be at 4141 East Raymond, Suite 1, Phoenix, Arizona 85040.

8. Incorporator. The name and address of the sole incorporator of the corporation are:

Jan Pouncey

40 N. Central Avenue, Suite 2700

Phoenix, Arizona 85004

All powers, duties and responsibilities of the incorporator shall cease at the time of the delivery of these Articles of Incorporation to the Arizona Corporation Commission.

9. Limitation of Liability. No director of the corporation shall be liable to the corporation or its shareholders for money damages for the breach of fiduciary duty as a director, except for liability for any of the following: (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of A.R.S. § 10-833; or (iv) an intentional violation of criminal law. The directors of the corporation shall be indemnified for liability, as defined in A.R.S. §10-850, to any person for any action taken, or any failure to take any action as a director, except liability for any of the exceptions described in the prior sentence and except in connection with any matter for which indemnification is prohibited under A.R.S. § 10-851.D, to the fullest extent permitted by the Arizona Business Corporation Act, A.R.S. §10-101 et seq. The officers of the corporation shall be indemnified to the same extent as directors of the corporation; and any officer who is not also a director or who is a party to a proceeding on the basis of an act or omission solely as an officer shall further be indemnified against liability for any of the exceptions described in the first sentence of this Article 9, except that an officer who is not also a director shall not be indemnified for (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or (b) liability arising out of conduct that constitutes: (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law. If the Arizona Business Corporation Act is amended to authorize corporate actions further eliminating or limiting the personal liability of officers or directors, or to expand the matters for which indemnification is permissible, then the liability of an officer or director of the corporation shall be automatically eliminated or limited and the indemnification of the officers and directors shall be automatically expanded, to the fullest extent permitted by the Arizona Business Corporation Act, as so amended, without any further corporate or shareholder action being required. Any repeal or modification of this Article 9 by the shareholders of the corporation shall not adversely affect any right or protection of an officer or director of the corporation existing at the time of such repeal or modification.

EXECUTED this 26th day of June 2002.

INCORPORATOR:

/s/ Jan Pouncey
Jan Pouncey

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ACCEPTANCE OF APPOINTMENT BY STATUTORY AGENT

ANDREW SERVICE CORPORATION OF ARIZONA, an Arizona corporation, hereby acknowledges and accepts the appointment as statutory agent of AMC Holdings, Inc. effective this 26th day of June 2002.

ANDREW SERVICE CORPORATION OF ARIZONA, an Arizona corporation

/s/ Norman C. Storey
By:	Norman C. Storey
Its:	President

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ATTACHMENT TO CERTIFICATE OF DISCLOSURE

OF

AMC HOLDINGS, INC.

[Exact Corporate Name]

The undersigned is an officer, director, trustee, incorporator or owner or 20% or more of the stock of the above corporation. It is possible that the undersigned may have acted as officer, director, trustee, incorporator or been an owner of 20% or more of the stock of a domestic or foreign corporation which may have had its corporate existence terminated by charter revocation. The undersigned is not presently aware of having been involved in any of those capacities with any such corporation, but is not presently able to assert with certainty that such has not been the case. The undersigned has not been involved with any corporation in any such capacity which has subsequently, to the knowledge of the undersigned, been involved in a bankruptcy or receivership proceeding, except as may be noted by further attachment to this certificate of disclosure.

DATED:	June 26, 2002	/s/ Jan Pouncey
		Jan Pouncey	Incorporator

DATED:
Incorporator

NOTICE

(for publication)

ARTICLES OF ORGANIZATION HAVE BEEN FILED IN THE OFFICE OF THE

ARIZONA CORPORATION COMMISSION FOR

I

Name:	AMC HOLDINGS, INC.
-1036052-3

II
The address of the registered office is:

The name and address of the Statutory Agent is:

III

(Please check A or B.)

A.	[ ] Management of the limited liablility company is vested in a manager or managers. The names and addresses of each person who is a manager AND each member who owns a twenty percent or greater interest in the capital or profits of the limited liability company are:

B.	[ ] Management of the limited liability company is reserved to the members. The names and addresses of each person who is a member are:

(Please check

appropriate box)

[ ] member [ ] manager

[ ] member [ ] manager

[ ] member [ ] manager

[ ] member [ ] manager

AMENDMENT TO ARTICLES OF INCORPORATION

OF

AMC HOLDINGS, INC.

Pursuant to the provisions of A.R.S. Sections 10-1001, et seq., the undersigned Corporation adopts the following amendment to its Articles of Incorporation:

1.	The name of the Corporation is AMC Holdings, Inc. (the “Corporation”)

2.	Pursuant to A.R.S. Section 10-1003, on October 7, 2002, the Board of Directors and the Shareholders of the Corporation adopted the following amendments to its Articles of Incorporation:

a.	Article 4 is hereby amended by deleting such Article in its entirety and replacing the deleted Article 4 with the following:

4. Authorized Capital. The corporation shall have authority to issue a total of 10,000,000 shares of Common Stock.

b.	The Articles of Incorporation of the Corporation are hereby amended such that the presently issued and outstanding 1,230 shares of the Common Stock of the Corporation shall be split on the basis of 1,000 new shares of Common Stock for one share of existing Common Stock. This amendment provides for exchange, reclassification or cancellation of issued shares of Common Stock.

c.	Except as expressly amended herein, all other provisions of the Articles of Incorporation of this Corporation shall remain unchanged and in full force and effect as originally filed with the Arizona Corporation Commission.

3.	The number of shares of the no par value common stock (“Common Stock”) of the corporation issued and outstanding at the time of such adoption and entitled to vote thereon was one thousand two hundred thirty (1,230) shares of Common Stock.

4.	One thousand two hundred thirty (1,230) shares of Common Stock voted for the amendment, and zero (0) shares of Common Stock voted against the amendment.

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5.	The number of shares of Common Stock cast for the amendment was sufficient for approval by that voting group.

DATED this 20th day of December 2002.

AMC HOLDINGS, INC.,
an Arizona corporation

/s/ Michael Denning
By:	Michael Denning
Its:	President and Chief Operating Officer

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ARTICLES OF AMENDMENT AND MERGER

OF

AFTERMARKET COMPANY, LLC,-R-0789494-9

a California limited liability company

WITH AND INTO

AMC HOLDINGS, INC.,-1036052-3

an Arizona corporation

Pursuant to Section 17550 of the California Corporation Code and Section 10-1105 of the Arizona Revised Statutes, as amended, AMC Holdings, Inc. an Arizona corporation, hereby submits the following Articles of Amendment and Merger (the “Articles of Merger”), whereby AfterMarket Company, LLC, a California limited liability company, will merge with and into AMC Holdings, Inc. (the “Merger”).

1. Parties to the Merger. The names and places of incorporation of the parties to the merger pursuant to the Articles of Merger are as follows:

(a) AfterMarket Company, LLC, a California limited liability company (“Merging LLC”); and

(b) AMC Holdings, Inc, an Arizona corporation (“Surviving Corporation”)

2. Name and Address of the Surviving Entity. AMC Holdings, Inc., which shall be renamed “Inpulse Response Group, Inc.” as more particularly described in the Plan of Merger described below, shall be the surviving business entity of the Merger. The address of the Surviving Corporation is 4141 East Raymond, Suite #1, Phoenix, Arizona 85040 located in Maricopa County.

3. Plan of Merger. The Agreement and Plan of Merger between Merging LLC and Surviving Corporation (“Plan of Merger”) is attached hereto as Exhibit A.

4. Member’s Approval. The sole member of Merging LLC approved the terms of the Plan of Merger.

5. Shareholder’s Approval. The sole shareholder of Surviving Corporation is entitled to one vote for each share held. The Surviving Corporation has one class of stock which is

Common Stock. The number of shares of the Common Stock of the Surviving Corporation issued and outstanding at the time of the approval by the sole shareholder of the Plan of Merger was 1,230,000 shares of Common Stock. The number of shares of Common Stock voting in favor of the Plan of Merger were 1,230,000 shares. The number of shares of Common Stock voting against the Plan of Merger were zero shares.

6. Board of Director Approval. All of the members of the Board of Directors of Surviving Corporation approved the terms of the Articles of Merger and the Plan of Merger.

7. Statutory Agent for Service of Process. The name and address of the statutory agent of the surviving business entity is Andrew Service Corporation of Arizona, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004.

8. Effective Date. The effective date of the Merger shall be the date these Articles of Merger are filed by the Arizona Corporation Commission (“Effective Date”).

9. Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation, as amended as set forth in the Plan of Merger attached hereto as Exhibit A, and in effect as of the Effective Date shall be the Articles of Incorporation of the Surviving Corporation and shall not otherwise be changed or amended by the Merger.

10. Cancellation of Membership Interests in Merging LLC. On the Effective Date, all of the interests of the sole member of the Merging LLC which is the Surviving Corporation shall, by virtue of the Merger and without any action on the part of the sole member of the Merging LLC, be cancelled and retired.

11. Further Assurances. Merging LLC shall, from time to time, take all such action and execute and deliver, or cause to be delivered, all such instruments and documents, as the Surviving Corporation may deem necessary or advisable to carry out the intent and purpose of the Merger.

[Signatures on next page]

IN WITNESS WHEREOF, AfterMarket Company, LLC and AMC Holdings, Inc. have caused these Articles of Amendment and Merger to be executed by their respective duly authorized members of officers on this 22nd day of February 2003.

AFTERMARKET COMPANY, LLC
a California limited liability company

By:	/s/ Steve Pittendrigh
Name:	Steve Pittendrigh
Title:	CEO

AMC HOLDINGS, INC.,
an Arizona corporation

By:	/s/ Michael Denning
Name:	Michael Denning
Title:	President

EXHIBIT A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

MERGING

AFTERMARKET COMPANY, LLC.

a California limited liability company

WITH AND INTO

AMC HOLDINGS, INC.

an Arizona corporation

This Agreement and Plan of Merger (“Agreement”) is submitted in compliance with Section 17550 of the California Corporation Code (“California Code”) and Section 10-1105 of the Arizona General Corporation Law (“Arizona Law”)

R E C I T A L S

A. Pursuant to this Agreement, AfterMarket Company, LLC, a California limited liability company (“Merging LLC”), will be merged with and into AMC Holdings, Inc., an Arizona corporation (“AMC Holdings”, the surviving corporation, and together with the Merging LLC, collectively, “Constituent Entities”), at the Effective Time (defined below) (“Merger”).

B. This Agreement has been approved and adopted by the sole member of the Merging LLC and by the Board of Directors of AMC Holdings;

C. The sole member of the Merging LLC and all of the shareholders of AMC Holdings entitled to vote on this Agreement, have voted on and approved the terms of this Agreement in accordance with California Code and Arizona Law;

D. The California Code and Arizona Law permit the merger as contemplated in this Agreement; and

E. The Merging LLC and AMC Holdings have complied with the applicable requirements of the California Code and Arizona Law in effecting the Merger contemplated by this Agreement

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Merging LLC and AMC Holdings hereby agree as follows:

1. Name of Each Entity to the Merger. The names and places of incorporation of each entity planning to merge pursuant to this Agreement are as follows

a)	AfterMarket Company, LLC, a California limited liability company, and

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b)	AMC Holdings, Inc., an Arizona corporation

2. Surviving Corporation. AMC Holdings, Inc. which shall be renamed as Inpulse Response Group, Inc., as more particularly described below, shall be the surviving corporation of the Merger (“Surviving Corporation”) and shall continue to be governed by the laws of the State of Arizona.

3. Articles of Incorporation and Bylaws of AMC Holdings. The Articles of Incorporation and the Bylaws of AMC Holdings amended as described below shall be the Articles of Incorporation and the Bylaws of AMC Holdings after the Merger. The Articles of Incorporation of AMC Holdings shall be amended as follows:

a) Article 1 of the Articles of Incorporation of AMC Holdings is amended and restated to read as follows:

1.	Name. The name of the corporation is Inpulse Response Group, Inc.

b) Article 3 of the Articles of Incorporation of AMC Holdings is amended and restated to read as follows:

3.	Initial Business. The corporation initially intends to conduct the business of operating an inbound call center to assist third parties in the marketing and sale of products and services.

4. Directors and Officers of AMC Holding. The directors and officers of AMC Holdings shall from and after the Effective Time, be the directors and officers of AMC Holdings until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with AMC Holdings’ Articles of Incorporation and Bylaws.

5. Closing.

a) The Closing of the Merger and the other transactions contemplated by this Agreement (‘“Closing”) shall take place at such place and time as the Merging LLC and AMC Holdings may agree, on the soonest practicable date following the execution hereof by each of the parties hereto and the satisfaction of each of the conditions set forth in (b) below. The “Closing Date” shall be the date on which the Closing occurs

b) The Closing of the Merger is subject to the following conditions: (i) the Constituent Entities shall obtain all necessary third party consents and approvals, and, (ii) the Constituent Entities shall satisfy all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

6. Effective Time. On the Closing Date, AMC Holdings and the Merging LLC shall cause Articles of Merger (“Articles”) and a Limited Liability Company Certificate of

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Merger (“Certificate of Merger”), respectively, effecting the Merger to be properly executed and filed with the Arizona Corporation Commission and the California Secretary of State, respectively, in accordance with Arizona Law and California Code. The Merger shall become effective at the time at which the Articles have been duly filed by the Arizona Corporation Commission or at such time thereafter as provided in the Articles, and such time is herein referred to as the “Effective Time”.

7. Further Assurances. If at any time after the Effective Time AMC Holdings shall consider or be advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in AMC Holdings its rights, title or interest in, to or under any of the rights, properties or assets of any of the Constituent Entities acquired or to be acquired by AMC Holdings as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of AMC Holdings shall be authorized to execute and deliver, in the name of and on behalf of each of the Constituent Entities or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Entities or otherwise, all such other actions and things as may be necessary, desirable or proper to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in AMC Holdings or otherwise to carry out the purposes of this Agreement.

8. Cancellation of Interests in the Merging LLC and Conversion of Shares to Surviving Corporation. At the Effective Time, all of the interests of the role member of the Merging LLC shall, by virtue of the Merger and without any action on the part of the sole member of the Merging LLC, be cancelled and retired. At the Effective Time, each share of AMC Holdings issued and outstanding prior to the Effective Time shall automatically (and without any action on the part of the holder) become one share of the Surviving Corporation. After the Effective Time, the Surviving Corporation shall make appropriate provision in its discretion to replace stock certificates outstanding prior to the Effective Time to reflect the transaction provided for herein.

9. Procedure to Effect Merger. Each of the Constituent Entities hereby agrees to do promptly all such acts, and to take promptly all such measures as may be appropriate to enable it to perform as early as practicable the covenants and agreements herein provided to be performed by it.

10. Amendment to this Agreement. At any time prior to the Effective Time, the sole member of the Merging LLC and the Board of Directors of AMC Holdings hereto may by written agreement amend, modify or supplement any provision of this Agreement, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of AMC Holdings and the sole member of the Merging LLC shall not, without the approval of the holders of the requisite number of shares of capital stock of the Surviving Corporation and the sole member of the Merging LLC, as the case may be (a) alter or change any material term of the Articles of Incorporation of the Surviving Corporation or (b) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the shareholders of AMC Holdings or the sole member of the Merging LLC.

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11. Filing. A copy of this Agreement shall be maintained in the principal office of the Surviving Corporation. Duplicate copies of this Agreement, certified by the appropriate authorities, if necessary or desirable, shall be filed or recorded in such other offices or places as shall be required by the laws of the State of Arizona or State of California

12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the agreement between the parties hereto

13. Third Parties. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the Constituent Entities or their respective successors and assigns any rights or remedies under or by reason of this Agreement

14. Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Arizona, without reference to its conflict of laws principles

IN WITNESS WHEREOF, each of the Constituent Entities has caused this Agreement and Plan of Merger to be signed by their duly authorized representatives as of 26th day of February 2003.

AMC HOLDINGS, INC.,
an Arizona corporation

By:	/s/ Michael Denning
Name:	Michael Denning
Title:	President

AFTERMARKET COMPANY, LLC, a California limited liability company

By:	/s/ Steve Pittendrigh
Name:	Steve Pittendrigh
Its:	CEO

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